Exhibit 10.9

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (this “Amendment” to Executive Employment Agreement is made effective as of December 22, 2008. This Amendment amends the Executive Employment Agreement, dated effective as of February 1, 2004, by and between Ambrx, Inc., a Delaware corporation (the “Company”), and John W. Wallen, III (“Executive”) (the “Agreement”).

The Agreement is hereby amended as follows:

1.              Section 8 of the Agreement is hereby amended in its entirety to read as follows:

8.              Severance and Change of Control.  Executive shall be entitled to receive benefits upon Executive’s Separation from Service by reason of the termination of Executive’s employment with the Company only as set forth in this Section 8.

8.1            Involuntary Termination without Cause or Resignation for Good Reason.  In the event of Executive’s Separation from Service by reason of Executive’s involuntary termination without Cause (as defined in the Stock Option Agreement) or Executive’s resignation for Good Reason (as defined in the Stock Option Agreement), provided that Executive executes and delivers to the Company within fifty (50) days following Executive’s Separation from Service, and does not revoke, a standard mutual release of claims with the Company, Executive will receive severance benefits consisting of:

(A)        A total severance benefit in an amount equal to: (1) twelve (12), multiplied by (2) Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service. Such severance benefit shall be payable in twelve (12) equal monthly installments on the first day of each calendar month, commencing on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service, subject to Section 8.2(A);

(B)        Acceleration of vesting with respect to 25% of the Executive’s then unvested options and restricted shares outstanding at the time of termination, subject to Section 8.2(B); and

(C)        For the period beginning on the date of Executive’s Separation from Service and ending on the date which is twelve (12) full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period expires), the Company shall provide Executive and his eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Separation from Service with continuation coverage under COBRA for a monthly premium equal to the monthly premium Executive would have been required to pay for health coverage for Executive and his eligible dependents who were covered by the Company’s health plans if Executive were an active employee (provided that Executive shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such overage and his timely payment of premiums). Such continuation coverage shall be provided through insurance in accordance with the exemption under Treasury Regulation Section 1.409A-1(a)(5).

8.2            Involuntary Termination without Cause of Resignation for Good Reason following Change of Control.  In the event of Executive’s Separation from Service by reason of Executive’s involuntary termination without Cause (as defined in the Stock Option Agreement), or Executive’s resignation for Good Reason (as defined in the Stock Option Agreement), on or within twelve (12) months following a Change in Control (as defined below) involving a Major Company (as defined in the Stock Option Agreement), then provided that Executive executes and delivers to the Company within fifty (50) days following Executive’s Separation from Service, and does not revoke, a standard mutual release of claims with the Company:

(A)        The severance benefit described in Section 8.1(A) shall be paid to Executive in a lump sum payment on the sixtieth (60th) day following Executive’s Separation from Service; and

(B)        Executive shall receive acceleration of vesting with respect to 100% of the Executive’s then unvested options and restricted stock outstanding at the time of termination.

8.3        Change in Control.  “Change in Control” means and includes each of the following:

(A)        the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(1)        an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(2)        an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(3)        an acquisition of voting securities pursuant to a transaction described in subsection (C) below that would not be a Change in Control under subsection (C);

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Section 8.3: an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control; or

(B)        during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (A) or (C) of this Section 8.3) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(C)        the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of a merger, consolidation, reorganization, or business combination, a sale or other disposition of all or eighty-five percent (85%) or more of the Company’s assets, or the acquisition of assets or stock of another entity, in each case, other than a transaction

(1)        which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least fifty percent (50%) of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(2)        after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided however, that no person or group shall be treated for purposes of this paragraph (iii) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(D)        the Company’s stockholders approve a liquidation or dissolution of the Company.

For purposes of subsection (A) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of subsection (C) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

Notwithstanding the foregoing, a transaction shall not constitute a “Change in Control” if: (A) its sole purpose is to change the state of the Company’s incorporation; (B) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; (C) it constitutes the Company’s initial public offering of its securities; or (D) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Administrator in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

The Board shall have the ministerial authority to determine whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

Notwithstanding the foregoing, a transaction or event shall be a “Change in Control” only if such transaction or event constitutes a ‘‘change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to Executive.

2.            Section 15 of the Agreement is hereby amended by adding new Section 15.9 to the end thereof as follows:

15.9.    Compliance with Section 409A of the Internal Revenue Code.  The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with. Section 409A, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to Executive under Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of taxes under Section 409A. As provided in Internal Revenue Service Notices 2006-79 and 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change the time and form of the payment of benefits under this Agreement subject to Section 409A of the Code made on or after January 1, 2008 and on or before December 31, 2008. the election or amendment shall apply only to amounts that would not otherwise be payable in 2008 and shall not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

3.            The Agreement, as amended herein, shall remain in full force and effect.

THE PARTIES TO THIS AMENDMENT HAVE READ THE FOREGOING AMENDMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AMENDMENT ON THE DATES SHOWN BELOW.

JOHN W. WALLEN, III

Dated:	12/22/08

		Address:	13061 Caminito Mar Villa
Del Mar, CA 92014

AMBRX, INC.

Dated:	12-22-08	By:
		Name:	Stephen W. Kaldor
		Title:	CEO